                                                                      Exhibit 99


                           APPLIED INNOVATION REPORTS
                      SECOND QUARTER 2003 FINANCIAL RESULTS

       IMPROVED DOMESTIC PRODUCT ORDERS RESULT IN STRONG SEQUENTIAL GROWTH


AT APPLIED INNOVATION:
Michael P. Keegan
Vice President and Chief Financial Officer
(614) 798-2000

COLUMBUS, OHIO (JULY 16, 2003) - Applied Innovation Inc. (NASDAQ: AINN) today announced operating results for the quarter ended June 30, 2003.

Sales for the three months ended June 30, 2003 were $9.5 million, a 70% sequential increase compared to first quarter 2003 sales of $5.6 million. The improvement was driven primarily by stronger product sales to the Company's largest domestic wireline and wireless customers and increased network management systems ("NMS") sales. Operating income improved to $182,000 compared to an operating loss of $2.6 million in the first quarter, while net income rebounded sharply to $207,000, or $0.01 per share, compared to a net loss of $2.0 million, or $0.13 per share, in the prior quarter. The Company generated $3.8 million in cash from operations during the quarter and ended the quarter with $27.6 million of cash and investments.

Chairman and CEO Gerard B. Moersdorf, Jr. said, "The sequential rebound in sales and profitability in the second quarter, led primarily by increased spending by our domestic RBOC customers, appears to indicate that our customers are overcoming the spending postponements that impacted our sales over the last six months. We are encouraged that our products are being deployed in broadband access networks, such as DSL networks, at a time when spending in this area seems to be accelerating. Further, for the second quarter in a row, we held operating expenses under $5 million as a result of prior cost cutting actions and strong cost controls. Even with our lower cost structure, we continued to make very good progress on several new products set for release later this year."

Despite sales of $9.5 million in the second quarter of 2003 declining from sales of $16.5 million in the comparable quarter last year, both operating income and net income improved. The second quarter 2003 operating income improved to $182,000 versus an operating loss of $50,000 in 2002, while second quarter net income increased to $207,000 in 2003 versus $81,000 in 2002. The improvements in operating income and net income were largely attributable to overall improvements in gross profit margins, a significant reduction in operating expenses and large inventory charges in the second quarter last year.

For the six months ended June 30, 2003, sales totaled $15.1 million compared to $25.9 million for the first six months of 2002. Despite the 42% decrease in sales, the Company was able to reduce its net loss by 36% when comparing the first six months of 2003 and 2002. Net loss totaled $1.8 million, or $0.12 per share, for the first six months of 2003 compared to a net loss of $2.8 million, or $0.18 per share, for the same period in 2002.

RECENT HIGHLIGHTS
During the second quarter, the Company:

     - Completed a large wireless project: The Company completed the delivery and implementation of a previously announced wireless project to manage two microwave radio networks. This $430,000 project included AIbadger remote management devices and network management software. The Company is pursuing an additional phase of this project valued at or above the first phase.

     - Provided network management for DSL deployments: Two RBOCs selected the Company's network management products for DSL network expansion. One carrier selected AIscout products for its DSL network, while another selected AIswitch products. Combined, the Company received $1.2 million in orders for these projects with more expected over the balance of the year.

     - Completed delivery and implementation of a $625,000 network management system (NMS): The Company provided an integrated NMS for a new customer, an independent operating company (IOC).

     - Installed equipment in a government application: AIscout products became operational in a Department of Defense network.

     - Continued progress on the new AIconnect, AIextend and AIremote products: Two of the new products passed NEBS certification and the third is scheduled for testing in fall 2003; all are on schedule for release in the second half of 2003.

     - Began the final testing and certification process with a large Mexican telecommunications provider: Following a successful trial, the Company entered the last step in the certification process with this new international customer.


OTHER OPERATING RESULTS
Overall gross profit for the second quarter of 2003 was $5.2 million compared to gross profit of $6.9 million for the second quarter of 2002. As a percentage of sales, gross profit was 55% compared to 42% for the second quarter in 2002.

Gross profit on product sales for the second quarter of 2003 was $4.2 million, or 53% of product sales of $7.9 million. For the same period last year, product sales of $14.4 million generated gross profit of $6.5 million, or 45% of product sales. The significant improvement in gross profit margin was primarily due to $1.4 million of inventory charges for optical components in the second quarter of last year.

Services gross profit for the quarter ended June 30, 2003 was $918,000, or 57% of services sales of $1.6 million. For the second quarter of 2002, services sales of $2.0 million generated gross profit of $477,000, or 24% of services sales. The increase in services margins was due to higher utilization of installation services personnel and a greater mix of maintenance contract revenues, which generate higher gross profit margins as compared to NMS services and installation work.

Research and development (R&D) expenses for the second quarter of 2003 were $1.4 million versus $1.8 million for the second quarter of 2002. The reduction in R&D expenses was due to reduced personnel and consulting costs, as well as lower materials costs.

Selling, general and administrative (SG&A) expenses for the second quarter of 2003 were $3.6 million, or 38% of sales, compared to $5.4 million, or 33% of sales, for the second quarter of 2002. The $1.8 million reduction in SG&A spending was due to headcount reductions in sales, marketing and other administrative functions and reductions in bonuses and commissions, advertising, trade show expenditures and travel expenses.

The Company recorded its effective tax benefit rate for the first half of 2003 at 20% compared to 30% in the first six months of last year. The difference in tax rates is primarily due to the impact of tax savings from research and experimentation credits relative to taxable income or loss in each year.

The Company's operations generated $3.8 million of cash during the quarter, primarily related to the collection of income tax refunds related to prior years. The Company ended the quarter with $27.6 million of cash and investments.

INDUSTRY AND COMPANY OUTLOOK
"We ended the quarter with strong customer demand, with June being our best bookings month this year. Further, our near-term visibility into our customers' planned projects gives us confidence going into the third quarter. We expect continued strong demand from our largest RBOC customers, particularly for broadband access networks. One concern is the possibility of a labor strike at Verizon in the third quarter. We will attempt to mitigate the impact on our order flow by working closely with our customer," Moersdorf said.

"On the international front, we have been disappointed with our first half results, particularly compared to the large orders placed in the first half of 2002 from our large customer in South Africa. We hope we will see stronger orders from the customer over the balance of this year. Other international efforts are proceeding, with trials progressing with potential customers in Mexico."

"Based on the orders in the second quarter and our improved visibility going into the third quarter, we expect the second half of 2003 to be much better than the first. With a lower operating cost structure, excellent alignment with our customers' needs and new products coming out later this year, we are well positioned to grow the top and bottom line," he said.

CONFERENCE CALL
Applied Innovation will host a conference call on Wednesday, July 16, 2003 at 10:00 a.m. (ET) to discuss the Company's strategy, business outlook and second quarter 2003 results. The call will be broadcast live over the Internet and can be accessed at the Applied Innovation Web site (www.appliedinnovation.com/Company/Investors.asp) or http://www.firstcallevents.com/service/ajwz384556412gf12.html. If you are unable to participate during the live Webcast, the call will be archived and available in the Investors section of the Applied Innovation Web site.

ABOUT APPLIED INNOVATION
Applied Innovation is a network management solutions company that simplifies and enhances the operation of complex, distributed voice and data networks. Building on a deep knowledge of network architecture, elements and management, Applied Innovation delivers unique hardware, software and service solutions that provide greater connectivity, visibility and control of network elements and the systems that support them.

Applied Innovation, headquartered in Columbus, Ohio, is traded on NASDAQ under the symbol AINN. For more information, please visit the Company's Web site at www.appliedinnovation.com.

SAFE HARBOR STATEMENT
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and specifically include statements regarding: future industry spending on broadband access networks, such as DSL (paragraph 3), additional orders for a network management system for a wireless customer's microwave radio network (paragraph
6), expected product orders this year for customers' DSL networks (paragraph 6), new product releases scheduled for the second half of 2003 (paragraph 3 and 6), continued strong demand from RBOC customers (paragraph 3 and 14), the possibility of a labor strike at Verizon in the third quarter (paragraph 14), stronger demand from international customer over the balance of 2003 (paragraph
15), and expectations regarding improved financial performance in the second half of 2003 (paragraph 16). These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; the Company's ability to generate sales orders during fiscal 2003 and thereafter; that the anticipated demand for the products and services offered by the Company will decrease as a result of the economic and political climate in which the Company operates; the acceptance of the Company's present products and services and its ability to hire technical staff; labor strikes or other disruptions in our customers' operations; the Company's ability to adapt to technological changes; the availability of capital to support the Company's business plans; that the government may not purchase any products or services from the Company; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

APPLIED INNOVATION INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands, except per share and shares outstanding)

SUMMARY BALANCE SHEET INFORMATION

                                                               (Unaudited)
                                                              June 30, 2003            Dec. 31, 2002
                                                              -------------            -------------

Cash and cash equivalents                                         $12,678                 $ 8,986
Short-term investments                                              5,117                   8,029
Accounts receivable, net                                            6,055                   5,240
Inventory, net                                                      3,030                   3,410
Other current assets                                                2,344                   5,799
                                                                  -------                 -------
     Current assets                                                29,224                  31,464
Property, plant and equipment, net                                  7,402                   7,793
Investments                                                         9,812                   6,949
Goodwill                                                            3,521                   3,477
Other assets                                                          597                     702
                                                                  -------                 -------
     Total assets                                                 $50,556                 $50,385
                                                                  =======                 =======

Accounts payable                                                    1,822                   1,621
Accrued expenses                                                    3,378                   2,812
Deferred revenue                                                    3,023                   1,903
                                                                  -------                 -------
     Current liabilities                                            8,223                   6,336
Note payable                                                          750                     750
                                                                  -------                 -------
     Total liabilities                                              8,973                   7,086
Stockholders' equity                                               41,583                  43,299
                                                                  -------                 -------
     Total liabilities and stockholders' equity                   $50,556                 $50,385
                                                                  =======                 =======



SUMMARY OPERATIONAL INFORMATION (UNAUDITED)

                                                     Three Months Ended                     Six Months Ended
                                                          June 30,                              June 30,
                                                         --------                               --------
                                                  2003              2002               2003                2002
                                                  ----              ----               ----                ----

Sales                                            $9,512            $16,451            $15,121            $25,934
Cost of sales                                     4,353              9,501              7,605             14,926
                                                 ------            -------            -------            -------
    Gross profit                                  5,159              6,950              7,516             11,008
R&D                                               1,396              1,850              2,796              4,292
SG&A                                              3,613              5,376              7,200             10,659
Restructuring charges                               (32)              (226)               (32)               408
                                                 ------            -------            -------            -------
    Income (loss) from operations                   182                (50)            (2,448)            (4,351)
Interest and other income                            77                166                187                361
                                                 ------            -------            -------            -------
    Income (loss) before taxes                      259                116             (2,261)            (3,990)
Income taxes                                         52                 35               (452)             1,197
                                                 ------            -------            -------            -------
    Net income (loss)                            $  207            $    81            $(1,809)           $(2,793)
                                                 ======            =======            =======            =======

Diluted EPS                                       $0.01              $0.01             $(0.12)            $(0.18)
Diluted shares                               14,980,853         15,091,715         14,975,067         15,232,485


SUMMARY CASH FLOW INFORMATION (UNAUDITED)

                                                           Three Months Ended                 Six Months Ended
                                                                June 30,                          June 30,
                                                                --------                          --------
                                                          2003              2002             2003            2002
                                                          ----              ----             ----            ----

Operating activities:
    Net income (loss)                                    $   207          $    81          $(1,809)        $(2,793)
    Depreciation and amortization                            350              493              726           1,012
    Other non-cash charges                                     2              450               --             449
    Working capital changes, net                           3,218            3,760            4,844           2,135
                                                         -------          -------          -------         -------
          Operating cash flow                              3,777            4,784            3,761             803
                                                         -------          -------          -------         -------
Investing activities:
     Purchases of PP&E                                      (213)            (199)            (246)           (546)
     Changes in investments, net                          (1,609)           2,600               94           3,128
     Other, net                                               --                3               17               5
                                                         -------          -------          -------         -------
          Investing cash flow                             (1,822)           2,404             (135)          2,587
                                                         -------          -------          -------         -------
Financing activities:
     Common stock repurchased                                 --             (789)              --          (2,817)
     Proceeds from sale of stock                              --                1               66               8
                                                         -------          -------          -------         -------
          Financing cash flow                                 --             (788)              66          (2,809)
                                                         -------          -------          -------         -------
Increase in cash and cash equivalents
                                                           1,955            6,400            3,692             581
Cash and cash equivalents - beginning
   of period                                              10,723            9,880            8,986          15,699
                                                         -------          -------          -------         -------
Cash and cash equivalents -   end of
   period                                                $12,678          $16,280          $12,678         $16,280
                                                         =======          =======          =======         =======
